Exhibit 99.1
VIA PHARMACEUTICALS SECURES FINANCING UP TO $10.0 MILLION
San Francisco, CA, March 12, 2009 — VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease, today announced it has entered into a $10.0 million secured note purchase agreement (together with certain ancillary agreements, the “Loan Agreement”) with Bay City Capital Fund IV, L.P. and one of its affiliates (collectively, “Lender”), the Company’s principal stockholder. The Company borrowed the first tranche of $2.0 million on March 12, 2009. Subject to Lender approval, the Company may borrow up to an additional $8.0 million pursuant to the terms of the Loan Agreement.
“This Loan Agreement reflects the continuing support and confidence of Bay City Capital in our lead program VIA-2291 for the treatment of cardiovascular disease caused by atherosclerosis, by targeting inflammation in the blood vessel wall, an underlying cause of atherosclerosis,” said Lawrence K. Cohen, Ph.D., Chief Executive Officer of VIA Pharmaceuticals. “We are excited about the potential of VIA-2291 which is being demonstrated in the data from our ongoing Phase 2 trials, and intend to pursue strategic opportunities to partner and collaborate with large biotechnology or pharmaceutical companies to further develop this exciting compound”.
The Loan Agreement provides for borrowings of up to $10.0 million, which bear interest at 15% per annum. Borrowings subsequent to the initial $2.0 million borrowing are at the discretion of the Lender. The Company’s obligations under the Loan Agreement are secured by a first priority lien on all of the Company’s assets. All outstanding principal and accrued interest are due on September 14, 2009, subject to certain repayment acceleration provisions set forth in the Loan Agreement, including, without limitation, upon completion of a financing with gross proceeds (as defined in the Loan Agreement) in excess of $20.0 million.
In connection with the loan, the Company granted the Lender warrants to purchase an aggregate of 83,333,333 shares of the Company’s common stock at $0.12 per share (the “Warrants”). The Warrants vest based on the amount of borrowings under the loan and the passage of time as set forth in the Loan Agreement. Based on the $2.0 million borrowing at closing, the Warrants are currently vested with respect to 8,333,333 shares and will vest with respect to an additional 8,333,333 shares 45 days after closing if certain conditions are met as provided for in the Loan Agreement. The Warrants will vest with respect to additional shares in connection with each subsequent borrowing in accordance with the terms of the Loan Agreement.
About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease. VIA’s lead candidate, VIA-2291, targets a significant unmet medical need: reducing inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. In addition, VIA’s pipeline of drug candidates includes other compounds to address other underlying causes of cardiovascular disease: high cholesterol, diabetes and inflammation. For more information, visit: http://www.viapharmaceuticals.com.

Forward Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements.
Factors that may cause actual results to differ materially from current expectations include, but are not limited to:
•	our ability to borrow additional amounts under the loan agreement, which is subject to the discretion of the Lender;

•	our ability to obtain necessary financing in the near term, including amounts necessary to repay the loan by the September 14, 2009 maturity date;

•	our ability to control our operating expenses;

•	our failure to timely recruit and enroll patients for the FDG-PET clinical trial, as well as any future clinical trial;

•	our failure to obtain sufficient data from enrolled patients that can be used to evaluate VIA- 2291, thereby impairing the validity or statistical significance of our clinical trials;

•	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

•	complexities in designing and implementing cardiovascular clinical trials using histological examinations, measurement of biomarkers, medical imaging and atherosclerotic plaque bioassays;

•	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

•	if the results of the ACS and CEA studies, upon further review and analysis, are revised or negated by authorities or by later stage clinical trials;

•	our ability to obtain necessary FDA approvals;

•	our ability to successfully commercialize VIA-2291;

•	our ability to obtain and protect our intellectual property related to our product candidates;

•	our potential for future growth and the development of our product pipeline, including the THR beta agonist candidate and the other compounds licensed from Roche;

•	our ability to obtain strategic opportunities to partner and collaborate with large biotechnology or pharmaceutical companies to further develop VIA-2291;

•	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

•	general economic and business conditions; and

•	the other risks described under Item IA “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 on file with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.
Contact Information:
VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415-283-2204
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